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                                                                   EXHIBIT 10.32



                            AMERICAN AIRLINES, INC.

                        1997 INCENTIVE COMPENSATION PLAN
                         FOR OFFICERS AND KEY EMPLOYEES


Purpose

The purpose of the 1997 American Airlines Incentive Compensation Plan ("Plan") for Officers and Key Employees is to provide greater incentive to officers and key employees of American Airlines, Inc. ("American"), to achieve the highest level of individual performance, and to meet or exceed specified goals which will contribute to the success of American.

Definitions

"AMR" is defined as AMR Corporation.

"American" is defined as AMR Corporation less AMR subsidiaries other than American Airlines, Inc.

"Committee" is defined as the Compensation/Nominating Committee of the AMR Board of Directors.

"Fund" is defined as the incentive compensation fund, if any, accumulated in accordance with this Plan.

"Qualified Earnings" is defined as base pay, overtime, holiday pay, skill premiums, longevity pay, sick pay, vacation pay, shift differential, market rate differential, overrides and license premiums and does not include such things as travel and incidental expenses, moving expenses, relocation allowance
(COLA), payouts from any retirement plan, disability payments, Workers Compensation payments, imputed income from D-3 service charges or Company provided life insurance, nor does it include any special monetary awards or allowances such as IdeAAs in Action payments, lump sum payments, or incentive compensation or profit sharing payments.

"Target Award" is defined as the award (stated as a percentage of Qualified Earnings) for an eligible participant when Target CFROGA is achieved: subject, however, to adjustment by the Committee or senior management, as the case may be, based upon the participant's individual performance.

"Adjusted Earnings/(Loss)" is defined as the sum of American's net earnings/(loss), aircraft rental expense - net of the Related Tax Impact, and Net Interest Expense -
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net of the Related Tax Impact, less: Calculated Amortization on Operating
Leases - net of the Related Tax Impact.

"Net Interest Expense" is defined as interest expense less interest income.

"Calculated Amortization on Operating Leases" is defined as the amortization expense associated with Capitalized Value of Operating Leases and is determined by the straight line method of amortization over the lease term.

"Net Cash Flow" is defined as the sum of Adjusted Earnings/(Loss), depreciation and amortization expense, Calculated Amortization on Operating Leases, and any accounting adjustments or extraordinary or unusual items (net of the Related Tax Impact) or other non-cash items which may be added or deducted at the discretion of the AMR Incentive Compensation Committee and approved by the AMR Board of Directors.

"Adjusted Gross Assets" is defined as the sum of American's total assets, the Capitalized Value of Operating Leases, Accumulated Depreciation on Equipment and Property, and Accumulated Amortization on Equipment and Property under Capital Leases, less cash and short-term investments, and other assets which may be added or deducted at the discretion of the AMR Incentive Compensation Committee and approved by the AMR Board of Directors.

"Capitalized Value of Operating Leases" is defined as the initial present value of the lease payments required under American's aircraft operating leases over the initial stated lease term, calculated using a discount rate of Prime plus one percent.

"Prime" is defined as the base rate on Corporate Loans posted by at least 75% of the 30 largest U.S. banks which is published daily in the Wall Street Journal.

"Related Tax Impact" of an adjustment made in determining Adjusted Net Earnings/(Loss) or Net Cash Flow is defined as the amount of that adjustment multiplied by American's estimated marginal tax rate.

"Average Adjusted Gross Assets" is defined as the sum of Adjusted Gross Assets as of 12/31/96, 3/31/97, 6/30/97, and 9/30/97, divided by four.

"Cash Flow Return on Gross Assets" or "CFROGA" is defined as Net Cash Flow divided by Average Adjusted Gross Assets, stated as a percentage.

"Comparison Airlines" shall consist of UAL Corp., Delta Air Lines, Inc., Southwest Airlines, Inc., and USAir Group.

"Affiliate" is defined as a subsidiary of AMR or any entity that is designated by the Board as a participating employer under the Plan, provided that AMR directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity.
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"Threshold CFROGA" is defined as 6.7%.

Eligibility for Participation

In order to be eligible to participate in the Plan, an individual must be an officer or key employee (as designated by American's Chairman and CEO) of American. Additionally, the individual must have been employed by American or an Affiliate as an officer or key employee for at least three consecutive months during the Plan year. The three months service requirement may be waived in cases of mandatory retirement prior to completing three months of service.

During a Plan year, individuals with less than twelve months eligibility in the Plan may be eligible to participate in the Plan on a pro rata basis, at the discretion of the Committee. In addition, the Committee, in its discretion, may permit participation by officers and key employees of Affiliates who have been so employed by the Affiliate for at least three consecutive months during the Plan year.

Notwithstanding the forgoing, however, an officer or key employee will not be eligible to participate in the Plan if such officer or key employee is, at the same time, eligible to participate in a commission, incentive, profit sharing or other bonus compensation program sponsored by American or an Affiliate, unless the Committee otherwise decides.

In order to receive an award under the Plan, an individual must satisfy the aforementioned eligibility requirements and must be an employee of American or an Affiliate at the time an award under the Plan is paid. If at the time awards are paid under the Plan, an individual has retired from American or an Affiliate, is disabled, or has died, the award which the individual otherwise would have received under the Plan but for such retirement, disability, or death may be paid to the individual, or his/her estate in the event of death, at the discretion of the Committee.

The Incentive Compensation Fund

         a) As CFROGA exceeds the Threshold CFROGA, the Fund will begin to accumulate.

         b) Target CFROGA will vary from 7.4% - 7.8% depending upon CFROGA rank among the Comparison Airlines. At target CFROGA, the Fund will accumulate to a size that will allow Target Awards for all eligible participants.

         c) Maximum Payout CFROGA will vary from 9.0% to 10.2% depending on CFROGA rank among the comparison airlines. At Maximum Payout the CFROGA, Fund will accumulate to a size that will allow 210% of
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                 Target Awards for all eligible participants.

         d) Once Threshold CFROGA has been attained, the Fund will accumulate on a linear basis such that at Target CFROGA, the Fund size equals 100% of Target Awards. Following the attainment of Target CFROGA, the Fund will accumulate on a linear basis such that maximum awards are funded at Maximum Payout CFROGA.

                  American's                           --CFROGA--                            --------------
                 Competitive                           ----------                              Comparison
                    Rank          Threshold             Target           Max Payout             Airlines
                    ----          ---------             ------           ----------             --------
                     1               6.7%                7.4%              9.0%                    Delta
                     2               6.7%                7.5%              9.3%                     UAL
                     3               6.7%                7.6%              9.6%                     USAir
                     4               6.7%                7.7%              9.9%                   Southwest
                     5               6.7%                7.8%              10.2%             --------------

Allocation of Individual Awards

Individual awards for officers of American under the Plan will be determined by the Committee based upon each participant's performance. Individual awards for key employees of American will be determined by the senior management of American based upon each participant's performance. Unless the Committee or senior management, as the case may be, decides otherwise, an award made under the Plan, in combination with any other award made under an incentive, commission, profit sharing or other bonus compensation program sponsored by American or an Affiliate may not, in the aggregate, exceed 100% of the participant's base salary. At the discretion of the Committee, the Fund may not be fully distributed. In addition, the aggregate of all awards paid hereunder will not exceed the lesser of 2.1 times the target fund or 50% of total base salaries of all participants.

Administration

The Committee shall have authority to administer and interpret the Plan, establish administrative rules, approve eligible participants, and take any other action necessary for the proper operation of the Plan. In computing the Cash Flow Return on Gross Assets of the Comparison Airlines, the Committee may include or exclude special or non-recurring items. Notwithstanding anything to the contrary contained herein, no awards will be made under the Plan unless awards are also made under the 1997 American Airlines Employee Profit Sharing Plan, the 1997 Pilot Variable Compensation Plan for members of the Allied
Pilots Association, and the 1997 TWU Profit Sharing Plan for members of the Transport Workers Union. The amount, if any, of the Fund shall be computed by the General Auditor of American based on a certification of CFROGA by American's independent auditors. A summary of awards
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under the Plan shall be provided to the Board of Directors at the first regular meeting following determination of the awards.

Method of Payment

The Committee will determine the method of payment of awards. Awards shall be paid as soon as practicable after audited financial statements for the year 1997 are available. Individuals, except retirees, may elect to defer their awards into a 401(k) plan established by American or AMR or into a deferred compensation program, if any, administered by American or AMR.

General

Neither this Plan nor any action taken hereunder shall be construed as giving any employee or participant the right to be retained in the employ of American or an Affiliate.

Nothing in the Plan shall be deemed to give any employee any right, contractually or otherwise, to participate in the Plan or in any benefits hereunder, other than the right to receive payment of such incentive compensation as may have been expressly awarded by the Committee.

In the event of any act of God, war, natural disaster, aircraft grounding, revocation of operating certificate, terrorism, strike, lockout, labor dispute, work stoppage, fire, epidemic or quarantine restriction, act of government, critical materials shortage, or any other act beyond the control of the Company, whether similar or dissimilar, (each a "Force Majeure Event"), which Force Majeure Event affects the Company or its Subsidiaries or its Affiliates, the Board of Directors of the Company, at its sole discretion, may (i) terminate or (ii) suspend, delay, defer (for such period of time as the Board may deem necessary), or substitute any payments due currently or in the future under the Plan, including, but not limited to, any payments that have accrued to the benefit of participants but have not yet been paid.

In consideration of the employee's privilege to participate in the Plan, the employee agrees (i) not to disclose any trade secrets of, or other confidential/restricted information of, American, to any unauthorized party and, (ii) not to make any unauthorized use of such trade secrets or confidential or restricted information during his or her employment with American or after such employment is terminated, and (iii) not to solicit any current employees of American or any subsidiaries of AMR Corporation to join the employee at his or her new place of employment after his or her employment with American is terminated.

The Board of Directors may amend, suspend, or terminate the Plan at any time.